News Release

FOR IMMEDIATE RELEASE

KAL Energy’s Founding Shareholders Return 9 Million Shares Into Company’s Treasury

Shares To Be Used To Attract Talent For Future Growth

New York, NY - September 22, 2008 - KAL Energy, Inc. (Nasdaq OTCBB: KALG.OB), a thermal coal explorer and developer, today announced that it has entered into agreements with four existing shareholders to return nine million outstanding common shares to the company’s treasury. The shares will be used to attract, retain and incentivize top quality talent with proven growth track records.

William Bloking, Executive Chairman and President of KAL Energy, Inc. said, “The Company is currently involved in a global search for a new Chief Executive Officer, and is also looking internationally to strengthen its Board of Directors. We believe that offering a stock incentive plan is key to attracting talent, and setting the basis for long term commitment. Moreover, we have outstanding talent within the organization that we are keen to retain.

“The commitment by some of our founding shareholders, to return nine million shares into the Treasury, will give the company the flexibility needed to obtain and retain top caliber executives and staff in the highly competitive coal sector without further diluting the company's stock,” concluded Mr. Bloking.

Under the terms of the agreement, shareholders will forfeit these shares and return them to the company as treasury stock.

Furthermore, through its recent restructuring activities KAL has been able to claw back approximately 5,8 million shares and option grants from the KAL 2007 Stock Incentive Program (“SIP”). Of the 12 Million shares authorized under the 2007 SIP, 2.1 million have been issued and are fully vested. The new balance of the plan when combined with the 9 million treasury stock provides a total of 13.6 million shares and/or option grants for use as incentives in the hiring and retention of key management, staff, and directors going forward.

Prior to these latest agreements, the Company had 143,416,171 common shares outstanding, and 153, 294,505 common shares on a fully diluted basis. Subsequent to the agreements, the Company’s balance sheet will show common stock outstanding of 134,416,171 shares, treasury Stock of 9,000,000 shares, and 9,878,334 SIP shares, or 153,294,505 issued shares on a fully diluted basis.

About KAL Energy, Inc.
KAL Energy, Inc, through its wholly owned subsidiary of Thatcher Mining Pte. Ltd., has economic rights to two coal concessions near the Mahakam River in East Kalimantan, Indonesia, one of which has a JORC Compliant resource of 204 million tones. KAL Energy has commenced exploration programs and feasibility studies on these concessions to determine their commercial viability. The Company intends to develop and produce coal from these concessions in a socially, environmentally and economically sustainable manner, as guided by the Equator principles. End markets for KAL’s thermal coal product include local Indonesian consumers as well as export markets in India, China, North Asia, and Southeast Asia. KAL Energy is incorporated in the State of Delaware and is publicly traded on the NASDAQ OTCBB.

For further information regarding KAL Energy, Inc., please visit the website at http://www.kalenergyinc.com.

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Contact:
William Bloking
Executive Chairman and President
KAL Energy, Inc.
Email: w.bloking@kalenergyinc.com

Lucia Domville - Investor Relations
Grayling Global
T: +1 (646) 284-9416
E: ldomville@hfgcg.com

Ivette Almeida - Media Relations
Grayling Global
T: +1 (646) 284-9455
E: Ialmeida@hfgcg.com